UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2024

ENERGY RESOURCES 12, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55916	81-4805237
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                      Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Energy Resources 12, L.P. (the “Partnership”) is filing this report in accordance with Items 1.01 and 2.03 of Form 8-K.

Item 1.01 – Entry into a Material Definitive Agreement

On May 2, 2024, the Partnership and its wholly-owned subsidiary, as borrowers, entered into a loan agreement (“Loan Agreement”) with BancFirst (the “Lender”), which provides for a revolving credit facility (“Credit Facility”) with an approved maximum credit amount (“Maximum Credit Amount”) of $20 million, subject to borrowing base restrictions. The Partnership paid one-time commitment and setup fees totaling $100,000 at closing. The Partnership is also subject to an additional fee of 0.50% on any incremental increase to the borrowing base. The Partnership is required to pay an unused facility fee of 0.25% on the unused portion of the Credit Facility, based on borrowings outstanding during a quarter. The maturity date is March 1, 2026.

Under the Loan Agreement, the initial borrowing base is $10 million. The borrowing base is subject to redetermination semi-annually, on March 1 and September 1, based upon the Lender’s analysis of the Partnership’s proven oil and natural gas reserves. The Lender is also permitted to cause the borrowing base to be redetermined up to two times during a 12-month period. Outstanding borrowings under the Credit Facility cannot exceed the lesser of the borrowing base or the Maximum Credit Amount at any time. The interest rate is equal to the Wall Street Journal Prime Rate plus 0.50%, with a floor of 4.50%. At closing, the interest rate for the Credit Facility was 9.00%.

At closing, the Partnership borrowed approximately $1.5 million. Any further advances under the Credit Facility are to be used to fund capital expenditures for the development of the Partnership’s undrilled acreage. Under the terms of the Loan Agreement, the Partnership may make voluntary prepayments, in whole or in part, at any time with no penalty. The Credit Facility is secured by a mortgage and first lien position on at least 80% of the Partnership’s producing wells.

The Credit Facility contains prepayment requirements, customary affirmative and negative covenants and events of default. The financial covenants include a minimum debt service coverage ratio and a minimum current ratio. The Loan Agreement does not restrict the Partnership’s ability to pay limited partner distributions unless the Partnership is in default of its debt service coverage ratio or another event of default has occurred. In addition, the Partnership is not required to maintain a risk management program to manage the commodity price risk of the Partnership’s future oil and gas production. However, if the Partnership does elect to speculatively trade and hedge future oil and natural gas production, hedged volumes may not exceed 85% of the Partnership’s anticipated future production.

The foregoing summary of the Loan Agreement does not purport to be a complete statement of the terms and conditions under the Loan Agreement, and is qualified in its entirety by the full terms and conditions of the Loan Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

EXHIBIT NUMBER	Description Of Exhibit

10.1	Credit Agreement dated as of May 2, 2024 among Energy Resources 12 Operating Company, LLC and Energy Resources 12, L.P., as Borrowers, and BancFirst, as Lender

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2024

ENERGY RESOURCES 12, L.P.

	By:	/s/ David S. McKenney
David S. McKenney
Chief Financial Officer of Energy Resources 12 GP, LLC